Exhibit 10(vi)

STRYKER CORPORATION
SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
(As Amended Effective January 1, 2008)

1.	Purpose of the Plan and Effective Date

1.01
Purpose. The purpose of this Stryker Corporation Supplemental Savings and Retirement Plan is to provide a select group of the Company’s executives with an opportunity to defer a portion of their annual pay and to receive the benefit of Company contributions, to the extent such benefits are unavailable to such executives under the Savings Plan (as hereinafter defined) as a result of limitations imposed by the Internal Revenue Code of 1986, as amended, or other limitations imposed by the terms of such plan.

1.02
Effective Date. This amendment and restatement of the Plan, which is intended to implement the requirements of Section 409A of the Code, is generally effective January 1, 2008; provided, however, that notwithstanding anything herein to the contrary the Pre-2005 Plan shall continue to apply to the portion (if any) of a Participant’s Account that was vested as of December 31, 2004, including credited earnings and losses with respect thereto, and the Pre-2005 Plan shall be deemed to constitute a separate plan for purposes of Section 409A.

2.	Definitions

2.01
“Account” shall mean the bookkeeping account maintained for a Participant to record his or her Pay Deferrals, Matching Contributions, and Company Discretionary Contributions, together with earnings and losses with respect thereto credited pursuant to Section 7.03.

2.02	“Administrator” shall mean the Company. The Company may periodically delegate some or all of its duties as Administrator to a committee appointed by the Board.

2.03	“Board” shall mean the Board of Directors of the Company.

2.04	“Bonus” shall mean Compensation consisting of a bonus with respect to a Service Year under the Company’s annual bonus program that meets the following requirements:

(a)	The Service Year begins on or after the date his or her participation in the Plan commences;

(b)
The amount of, or entitlement to, such bonus is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to the full 12-month period comprising such Service Year.

(c)	Such preestablished criteria are established in writing by the 90th day of the Service Year and their outcome remains substantially uncertain through June 30 of the Service Year.

(d)
With respect to any criteria that are subjective, such criteria relate either to the Participant, to a group of employees that includes the Participant, or to a business unit (which may be the entire Company) for which the Participant performs services, and the determination that any subjective criteria have been met is not made by the Participant, a member of the Participant’s family, or a person under the effective control of the Participant or a member of his or her family and no amount of the compensation of the person making such determination is effectively controlled by the Participant or a member of his or her family.

2.05	“Bonus Deferral Election” shall mean an election described in Section 4.03(b).

2.06	“Change in Control” shall mean a “Change in Control” as defined in the Stryker Corporation 2006 Long-Term Incentive Plan, as amended from time to time, or successor thereto.

2.07	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.08
“Company” shall mean Stryker Corporation and any successor thereto. Where the context requires, “Company” shall also include any employer related to the Company any of whose employees have been designated as eligible to participate in the Plan.

2.09	“Company Discretionary Contribution” shall mean the amount credited to a Participant’s Account pursuant to Section 6.

2.10	“Compensation” shall mean the following elements of compensation received from the Company:

(a)
A Participant’s wages, salaries, professional service fees and other amounts received that are included in the Participant’s taxable income (regardless of whether paid in cash) during a Plan Year for personal services provided to the Company;

(b)	Commissions, payments based upon profits, commissions on insurance premiums, tips, and cash bonuses; and

(c)	Pay reduction contributions under this Plan or under Sections 125, 132(f), or 402(e)(3) of the Code;

provided, however, that “Compensation” shall not include any of the following items: (i) amounts paid to the Participant before the requirements for participation in the Plan were satisfied; (ii) employer contributions to a plan of deferred compensation not includible in taxable income, except as otherwise provided in this Section; (iii) employer contributions to a simplified employee pension plan that are deductible by an Employee; (iv) income realized upon the exercise of a nonqualified stock option; (v) income under Section 83 of the Code which is realized because the property becomes transferable or not forfeitable;
(vi) income realized on the sale, exchange, or other disposition of stock acquired under a qualified stock option; (vii) amounts subject to special tax benefits which are not includible in income; (viii) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits; or (ix) severance pay.

2.11
“Deferrable Non-Bonus Compensation” shall mean a Participant’s Non-Bonus Compensation for a Plan Year that is payable after the Participant’s pay deferrals under the Savings Plan have attained the dollar limitation under Section 402(g)(1) of the Code (or such other limitation on pay deferrals as may apply to the Participant under the terms of the Savings Plan, after giving effect to any catch-up contributions for which the Participant may be eligible) for such Plan Year.

2.12
“Disabled” shall mean that the Employee has been receiving, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, income replacement benefits for a period of not less than six months under the Company's short and/or long-term disability plans. The determination that a Participant has become Disabled shall be made by the Administrator in its sole discretion.

2.13
“Discretionary Contribution Percentage” shall mean the employer’s discretionary contribution for a Plan Year under the Savings Plan, expressed as a percentage of a Participant’s includible compensation for such Plan Year under the Savings Plan.

2.14	“Employee” shall mean a common law employee of the Company.

2.15	“Entry Date” shall mean January 1 of any Plan Year.

2.16	“Investment Election” shall mean a Participant’s election under Section 7 of the investment fund or funds used to measure the investment performance of the Participant’s Account.

2.17	“Matching Contribution” shall mean the amount credited to a Participant’s Account pursuant to Section 5.

2.18	“Non-Bonus Compensation” shall mean a Participant’s Compensation other than Bonuses.

2.19	“Non-Bonus Deferral Election” shall mean an election described in Section 4.02(a).

2.20	“Participant” shall mean an Employee who satisfies the requirements for participation in the Plan pursuant to Section 3.01 and whose Account has not been distributed.

2.21	“Pay Deferral Election” shall mean a Bonus Deferral Election or a Non-Bonus Deferral Election.

2.22	“Pay Deferrals” shall mean the amount of a Participant’s Compensation deferred under the Plan.

2.23	“Payment Election” shall mean an election made pursuant to Section 9.02, as such election may be changed from time to time pursuant to Section 9.03.

2.24	“Plan” shall mean this Stryker Corporation Supplemental Savings and Retirement Plan, as amended from time to time.

2.25	“Plan Year” shall mean the calendar year.

2.26	“Pre-2005 Plan” shall mean the Plan as in effect prior to January 1, 2005.

2.27	“Savings Plan” shall mean the Stryker Corporation 401(k) Savings and Retirement Plan, as amended from time to time.

2.28	“Section 401(a)(17) Limitation” shall mean the dollar limitation under Section 401(a)(17) of the Code in effect for a Plan Year.

2.29	“Select Group” shall mean, with respect to a Plan Year, the select group of senior management or highly compensated Employees who are designated by the Board as eligible to participate in this Plan.

2.30
“Separation from service” or “separates from service” means that a Participant dies, retires, or otherwise has a termination of employment with the Company. The determination of whether a Participant has separated from service shall be made in a manner consistent with Section 409A of the Code and the regulations thereunder.

2.31	“Service Year” shall mean the calendar year during which services to which an item of Compensation relates are performed.

2.32
“Specified Employee” shall mean a Participant who was a “key employee” within the meaning of Section 416(i) (as determined under applicable Treasury regulations but without regard to Section 416(i)(5)) at any time during (i) the calendar year next preceding the year in which the Participant separates from service, if such separation occurs between April 1 and December 31, or (ii) the second calendar year next preceding the year in which the Participant separates from service, if such separation occurs between January 1 and March 31. In applying the preceding sentence, all employees who are nonresident aliens during the entire 12-month testing year shall be excluded from consideration. For purposes of identifying a Specified Employee, the definition of compensation under Treas. Reg. § 1.415(c)-2(a) shall be used without regard to (a) any safe harbor provided in Treas. Reg. § 1.415(c)-2(d), (b) any of the special timing rules provided in Treas. Reg. § 1.415(c)-2(e), and (c) any of the special rules provided in Treas. Reg. § 1.415(c)-2(g).

2.33	“Unforeseeable Emergency” shall have the meaning ascribed thereto in Section 11.03.

2.34	“Valuation Date” shall mean any day on which the New York Stock Exchange is open for business.

3.	Participation

3.01
Participation. Any Employee who is a member of the Select Group shall become a Participant in the Plan as of the Entry Date coincident with or next following the date he or she becomes a member of the Select Group. Participation in the Plan shall terminate when all amounts credited to a Participant’s Account have been distributed.

3.02
Change in Status. As of the first day of a Service Year coinciding with or next following the date a Participant ceases to be a member of the Select Group, he or she shall be ineligible to make a Pay Deferral Election or to receive Matching Contributions with respect to Compensation earned in such Service Year, or Company Discretionary Contributions with respect to Compensation payable in such Service Year, but shall otherwise continue as a Participant in accordance with Section 3.01. Any Pay Deferral Elections previously in effect for such Participant with respect to Compensation earned in such Service Year shall be canceled.

4.	Pay Deferrals

4.01	Timing of Pay Deferral Elections.

(a)
Non-Bonus Deferral Elections. A Participant’s election to defer Non- Bonus Compensation earned in a Service Year shall be made by such deadline prior to the first day of such Service Year as the Administrator shall establish.

(b)
Bonus Deferral Elections. A Participant’s election to defer a Bonus earned in a Service Year shall be made by such deadline on or before June 30 of such Service Year as the Administrator shall establish.

4.02	Non-Bonus Deferral Elections.

(a)
A Participant may elect to defer a portion of his or her Deferrable Non- Bonus Compensation earned in a Service Year by making a written election on such form as the Administrator shall designate on or before the deadline described in Section 4.01(a). Such election shall specify a whole percentage of the Participant’s Deferrable Non-Bonus Compensation which the Participant elects to defer, which percentage may not exceed the maximum percentage of compensation that may be deferred by nonhighly compensated employees under the terms of the Savings Plan.

(b)
An amount deferred pursuant to a Non-Bonus Deferral Election shall be withheld from the Deferrable Non-Bonus Compensation otherwise payable to the Participant, and shall be credited to the Participant’s Account as of the date on which such amount was withheld or as soon as administratively practicable thereafter.

(c)
A Non-Bonus Deferral Election in effect with respect to a Plan Year shall be irrevocable (except as otherwise provided in this Section 4.02(c) and Section 11.01) and shall automatically remain in effect with respect to each succeeding Plan Year until the earliest to occur of (i) a change in such election pursuant to this Section 4.02(c), (ii) the termination of such election pursuant to Section 11.01, or (iii) the Participant’s ceasing to be eligible to make Pay Deferral Elections pursuant to Section 3.02. A Participant may, on or before the applicable deadline under Section 4.01(a) for a Non-Bonus Deferral Election for a Service Year, change or revoke his or her Non-Bonus Deferral Election effective as of the first day of such Service Year.

4.03	Bonus Deferral Elections.

(a)
A Participant shall be eligible to make a Bonus Deferral Election with respect to a Service Year only if he or she performs services as an Employee continuously throughout the first six months of such Service Year.

(b)
A Participant described in Section 4.03(a) may elect to defer a portion of his or her Bonus earned in the Service Year by making a written election on such form as the Administrator shall designate on or before the deadline described in Section 4.01(b). Such election shall specify a whole percentage of the Participant’s Bonus which the Participant elects to defer (as described in Section 4.03(c)), which percentage may not exceed the maximum percentage of compensation that may be deferred by nonhighly compensated employees under the terms of the Savings Plan with respect to such Service Year.

(c)
The Participant’s “Gross Deferred Bonus” for a Service Year shall be the percentage elected by the Participant pursuant to Section 4.03(b) for such Service Year multiplied by the Participant’s Bonus for such Service Year. The entire Gross Deferred Bonus shall be withheld from the Participant’s Bonus and shall be contributed to the Savings Plan as an elective deferral; provided, however, that in the event such Gross Deferred Bonus exceeds the maximum amount that can be so contributed without causing the Savings Plan’s limit on elective deferrals to be exceeded, the amount of such excess shall instead be credited to the Participant’s Account as a Pay Deferral under this Plan.

(d)
An amount deferred pursuant to a Bonus Deferral Election shall be withheld from the Bonus otherwise payable to the Participant, and shall be credited to the Participant’s Account as of the date on which such amount was withheld or as soon as administratively practicable thereafter.

(e)
A Bonus Deferral Election in effect with respect to a Service Year shall be irrevocable (except as otherwise provided in this Section 4.03(e) and Section 11.01) and shall apply to the Service Year for which it is made only. A Participant may, on or before the applicable deadline under Section 4.01(b) for a Bonus Deferral Election for a Service Year, change or revoke his or her Bonus Deferral Election effective as of the first day of such Service Year.

(f)
If a Participant fails to make a Bonus Deferral Election (or to elect a 0% Bonus deferral) with respect to a Service Year by the deadline described in Section 4.01(b), he or she shall be deemed to have made a Bonus Deferral Election in the same percentage as the Non-Bonus Deferral Election percentage in effect for such Service Year (or, if no such Non-Bonus Deferral Election percentage is in effect, 0%).

4.04	Participants’ 401(k) Elections. Notwithstanding anything in the Savings Plan to the contrary:

(a)
if a Participant has made a Non-Bonus Deferral Election under this Plan with respect to Non-Bonus Compensation otherwise payable in a Plan Year, then unless the Participant’s Non-Bonus Deferral Election under this Plan is canceled pursuant to Section 11.01 no change or revocation of such Participant’s Savings Plan non-bonus pay deferral election in effect on the first day of such Plan Year shall be effective until the first day of the following Plan Year; and

(b)
if a Participant has made a Bonus Deferral Election under this Plan with respect to a Bonus otherwise payable in a Plan Year, then unless the Participant’s Bonus Deferral Election under this Plan is canceled pursuant to Section 11.01, such Bonus Deferral Election shall automatically constitute such Participant’s Savings Plan deferral election with respect to such Bonus and shall be irrevocable.

5.	Matching Contributions

5.01
For each Plan Year, the Company shall credit to the Account of each eligible Participant a Matching Contribution equal to the Gross Match minus the Savings Plan Match. The “Gross Match” means 50% of the sum of such Participant’s Pay Deferrals under the Plan and elective deferrals under the Savings Plan for such Plan Year (but only to the extent such sum does not exceed 8% of such Participant’s Compensation for such Plan Year, exclusive of Compensation for any period preceding his or her commencement of participation in the Savings Plan). The “Savings Plan Match” means the matching contribution amount contributed to such Participant’s Savings Plan account for such Plan Year. Such Matching Contribution shall be credited to the Participant’s Account on or before the deadline (including extensions) for the filing of the Company’s Federal income tax return for such Plan Year.

5.02
A Participant shall be eligible for a Matching Contribution with respect to a Plan Year only if he or she is eligible for a matching contribution under the Savings Plan for such Plan Year and only if Pay Deferrals under this Plan have been made with respect to such Participant during such Plan Year.

6.	Company Discretionary Contributions

6.01
In General. For each Plan Year, the Company shall credit to the Account of each eligible Participant a Company Discretionary Contribution equal to such Participant’s Compensation in excess of the Section 401(a)(17) Limitation for such Plan Year, multiplied by the Discretionary Contribution Percentage for such Plan Year. Such Company Discretionary Contribution shall be credited to the Participant’s Account on or before the deadline (including extensions) for the filing of the Company’s Federal income tax return for such Plan Year.

6.02
Eligibility for Contribution. A Participant shall be eligible for a Company Discretionary Contribution with respect to a Plan Year only if he or she is eligible for an employer discretionary contribution under the Savings Plan for such Plan Year.

7.	Investment Performance Elections

7.01
Initial Election. Prior to the commencement of his or her participation in the Plan, each Participant shall file an initial Investment Election which shall designate from among the investment funds available for selection under the Plan the investment fund or funds which shall be used to measure the investment performance of the Participant’s Account.

7.02	Change in Election. A Participant may change his or her Investment Election effective at any time. Any such change shall be implemented as soon as administratively feasible.

7.03
Crediting of Investment Return. As of each Valuation Date, each Participant’s Account shall, under such procedures as the Administrator shall establish, be credited with any income, and debited with any loss, that would have been realized if the amounts credited to his or her Account had been invested in accordance with his or her Investment Election; provided, however, that the Administrator reserves the right to decline to follow a Participant’s Investment Election in its sole discretion. References in the Plan to Investment Elections are for the sole purpose of attributing hypothetical investment performance to each Participant’s Account. Nothing herein shall require the Company to invest, earmark, or set aside its general assets in any specific manner.

7.04
Available Investment Funds. The investment funds available for selection under the Plan shall be the investment funds (other than the employer stock fund and Vanguard Targeted Retirement Funds) available for investment under the Savings Plan.

8.	Accounts

8.01
Maintenance of Accounts. The Administrator shall maintain or cause to be maintained records showing the individual balances of each Account. At least once per quarter each Participant shall be furnished with a statement setting forth the value of his or her Account.

8.02	Vesting.

(a)
In General. A Participant’s Account balance shall be payable under this Plan only to the extent that it is vested. The portion of a Participant’s Account attributable to Pay Deferrals, together with credited earnings or losses thereon, shall be fully vested at all times. Except as otherwise provided in Section 8.02(b), the portion of a Participant’s Account attributable to Matching Contributions and Company Discretionary Contributions, and credited earnings and losses with respect thereto, shall be vested only to the extent that matching contributions and employer discretionary contributions credited to the Participant’s account under the Savings Plan are vested. The nonvested portion of a Participant’s Account shall be forfeited at the same time, and under the same conditions, as the nonvested portion of his or her account under the Savings Plan is forfeited.

(b)	Change in Control. A Participant’s entire Account shall immediately become fully vested upon a Change in Control.

9.	Payments

9.01	Timing of Payments.

(a)	Except as otherwise provided in this Section 9.01, Section 10, and Section 11.02, a Participant’s vested Account balance shall be paid in accordance with the Participant’s valid Payment Election made pursuant to this Section 9.

(b)
Except as provided in Section 9.01(d), no portion of the vested Account of a Specified Employee shall be paid before the earlier of (i) six months from the date of the Specified Employee’s separation from service, or (ii) such Specified Employee’s death. The restriction in this Section 9.01(c) shall not affect the timing of any lump-sum or installment payment scheduled to be made more than six months from the date of the Specified Employee’s separation from service.

(c)
In the event that a Participant becomes Disabled (within the meaning of Section 2.12) without having separated from service, then (i) for purposes of applying such Participant's Payment Election he or she shall be deemed to have separated from service on the date the Participant becomes Disabled and (ii) such Participant's vested Account shall be paid in accordance with such election but without regard to the six-month restriction on payments to Specified Employees following a separation from service.

(d)
In the event that a Participant other than a Specified Employee separates from service at a time when the vested amount in his or her Account does not exceed the dollar limit under Section 402(g)(1)(B), such amount shall be paid within 2 ½ months following such separation from service.

9.02
Initial Payment Election. Prior to the commencement of his or her participation in the Plan, each Participant shall file a Payment Election with the Administrator on such form as the Administrator shall prescribe specifying (i) whether the Participant’s vested Account is to be paid in a lump sum, in substantially equal annual installments, or in a combination thereof, (ii) either (x) the year relative to the Participant’s separation from service (which shall be not less than one year and not more than 10 years after such separation from service) during the first 90 days of which such lump-sum payment is to be made and/or such installments are to commence or (y) that such lump-sum payment and/or installments are to commence within 90 days following such Participant’s separation from service, and (iii) if installments are elected, the number of such installments. Except as provided in Section 11.02, no portion of a Participant’s Account may be paid prior to his or her separation from service. Lump-sum payments may not be made later than, and installment payments may not extend beyond, the 90th day of the tenth year following the year in which the Participant’s separation from service occurs.

9.03	Change in Payment Election.

(a)
Except to the extent that a Participant changes his or her Payment Election in accordance with this Section 9.03, and except as provided in Section 11.02, a Participant’s Payment Election shall be irrevocable.

(b)
A Participant may change his or her Payment Election (with respect to form of payment, date of commencement of payment, or both) from time to time, by filing an election with the Administrator on such form as the Administrator shall prescribe. The Payment Election resulting from such change shall be irrevocable, except as provided in Section 9.03(a). A Participant’s ability to change his or her Payment Election shall be subject to the following limitations:

1.	Such change in Payment Election shall not take effect until 12 months after it is made.

2.
The payment with respect to which the change in Payment Election is made must be deferred by at least five years beyond the date the payment otherwise would have been made (or, in the case of installment payments, five years from the date the first installment was scheduled to be paid). For this purpose, the date a payment or first installment otherwise would have been made means the first date on which such payment or first installment could have been made pursuant to the Participant’s Payment Election in effect prior to the change.

10.	Death of a Participant

10.01
In General. Except as otherwise provided in Section 10.02, in the event of a Participant’s death prior to the payment of his or her entire Account balance, the remaining balance in his or her Account shall be paid in accordance with his or her benefit Payment Election made pursuant to Section 9.02 (after giving effect to any modifications to such election pursuant to Section 9.03). Such payment shall be made to the beneficiary designated by the Participant under the Savings Plan, unless the Participant has specifically designated a different beneficiary under this Plan in a writing filed with the Administrator prior to his or her death.

10.02
Lump Sum Election. A Participant may elect to have any amount remaining in the Participant’s Account upon his or her death paid to his or her beneficiary in a lump sum within 60 days after the Administrator has received notification of his or her death, rather than in accordance with his or her benefit Payment Election under Sections 9.02 and 9.03. Such a lump-sum death benefit election may be made or revoked at any time, provided, however, that such election or revocation shall not take effect until 12 months after it is made.

11.	Unforeseeable Emergencies; Savings Plan Hardship Withdrawals

11.01	Cancellation of Deferral Elections.

(a)	In the event of a Participant’s Unforeseeable Emergency, such Participant may request a cancellation of all of his or her Pay Deferral Elections in accordance with Section 4.02. Any such request shall be subject to the approval of the Administrator, which approval shall not be granted unless such need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the request is granted, such suspension shall be effective as of such date as the Administrator shall prescribe.

(b)
As required pursuant to the terms of the Savings Plan, a Participant’s Pay Deferral Elections under this Plan shall automatically be canceled in the event of his or her receipt of a hardship withdrawal from the Savings Plan.

11.02
Emergency Withdrawal. In the event of a Participant’s Unforeseeable Emergency, such Participant may request an emergency withdrawal from his or her Account. Any such request shall be subject to the approval of the Administrator, which approval (a) shall not be granted unless the Participant’s Pay Deferral Elections have been canceled pursuant to Section 11.01, (b) shall only be granted to the extent reasonably needed to satisfy the need created by the Unforeseeable Emergency, and (c) shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

11.03
Unforeseeable Emergency. An “Unforeseeable Emergency” means a severe financial hardship of the service provider or beneficiary resulting from an illness or accident of the Participant or his or her spouse or dependent (as defined in section 152(a) of the Code, without regard to section 152(b)(1), (b)(2), or (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Circumstances that may constitute an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a spouse or a dependent (as defined in section 152(a) of the Code, without regard to section 152(b)(1), (b)(2), or (d)(1)(B)). The purchase of a home and the payment of college tuition generally are not Unforeseeable Emergencies. Whether the Participant is faced with an Unforeseeable Emergency permitting an emergency withdrawal shall be determined by the Administrator in its sole discretion, based on the relevant facts and circumstances and applying regulations and other guidance under Section 409A of the Code. In no event may a withdrawal on account of Unforeseeable Emergency be made to the extent that such emergency is or may be relieved (i) through reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or (iii) by cessation of deferrals under the Plan.

11.04
Limit on Amount Withdrawn. An emergency withdrawal on account of an Unforeseeable Emergency may not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). The determination of the amounts reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available as a result of the cancellation of the Participant’s Pay Deferral Elections upon a payment due to an Unforeseeable Emergency.

12.	Administration

The Plan shall be administered by the Administrator, which may from time to time may establish rules for the administration of this Plan. The Administrator shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including, but not limited to, the construction and interpretation of the Plan, the resolution of any ambiguities, the determination of the conditions subject to which any benefits may be payable, the resolution of all questions concerning the status and rights of a Participant and others under the Plan, and whether a claimant is eligible for benefits under the Plan, the determination of the amount of benefits, if any, a claimant is entitled to receive, and making any other determinations which it believes necessary or advisable for the administration and operation of the Plan. Any such decision or action shall be final and binding upon all Participants and beneficiaries, and benefits under the Plan shall be paid only if the Administrator decides in its discretion that the claimant is entitled to them. The Administrator’s decision or action in respect of any of the above shall be conclusive and binding upon all Participants and their beneficiaries, heirs, assigns, administrators, executors and any other person claiming through or under them, subject to such individual’s rights to a review of the denial of any benefit claim under the claims procedures set forth in Section 18.

13.	General Provisions

13.01
No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge a Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in the Plan.

13.02
Withholding. As a condition to a Participant’s entitlement to benefits hereunder, the Company shall have the right to deduct from any amounts otherwise payable to a Participant, whether pursuant to the Plan or otherwise, or otherwise to collect from the Participant, any required withholding taxes with respect to benefits under the Plan.

13.03
Non-Assignability of Benefits. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

13.04
Successor Employers. The Plan shall be binding upon the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, and whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by written agreement to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The provisions of this Section 13.04 shall continue to apply to each subsequent employer of the Participant hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent employer.

13.05	Governing Law. The laws of the State of Michigan shall govern the construction of this Plan and the rights and the liabilities hereunder of the parties hereto.

14.	Source of Benefits

The Plan is an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Benefits under the Plan shall be payable from the general assets of the Company except to the extent paid from the Stryker Corporation Supplemental Savings and Retirement Plan Trust (a grantor trust of the type commonly known as a “rabbi trust”). The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property or any kind possessed by the Company. To the extent that a Participant or any other person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured general creditor.

15.	Section 409A Compliance

This Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and administered in a manner consistent therewith.

16.	Effective Date of Restated Plan

This Plan, as amended and restated as set forth herein, shall be effective as of January 1, 2008.

17.	Amendment or Termination

The Company reserves the right to amend or terminate this Plan at any time; provided, however, that without such Participant’s written consent, no amendment or termination of the Plan shall adversely affect the right of any Participant to receive, or otherwise result in a material adverse effect on such Participant’s rights under the Plan with respect to, his or her accrued vested benefits as determined as of the date of amendment or termination. In the event of a termination of the Plan, Participants’ vested Account balances shall be distributed in such manner as the Administrator shall determine consistent with the requirements of Section 409A.

18.	Claims Procedures

18.01
Claims. Any claims for benefits under the Plan shall be made to the Administrator. If a claim for benefits is denied in whole or in part, the Administrator shall provide the claimant written notice within 30 days following that denial. In no case shall that notice be provided later than 90 days after the Administrator receives the claim unless special circumstances require an extension of the time limit, in which event the Administrator shall notify the claimant of the need and reasons for any such extension before the end of the 90- day period. The written notice shall set forth:

(a)	the specific reasons for denial of the claim;

(b)	reference to the particular provisions of the Plan on which denial of the claim is based;

(c)	a statement as to any additional facts or information necessary to perfect the claim and an explanation as to why the same is required; and

(d)
a reference to the procedures (described below) for review of the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial of a claim.

18.02
Appeals. If a Participant’s claim for benefits under the Plan is denied in whole or in part by the Administrator, the Participant shall be entitled to a full and fair review of the claim and the adverse benefit decision. The review shall be granted upon written request, which must be filed by the Participant with the Administrator within 60 days following receipt of written notice of the denial (or at such later time as may be reasonable in view of the nature of the benefit subject to claim and other circumstances). The Participant shall be permitted to submit written comments, records, and other information relating to the claim and provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim. The Administrator shall consider all comments, documents and other information the Participant submitted, without regard to whether that information was submitted or considered in the initial determination. The Administrator shall decide the matter with reasonable promptness and in any event within 60 days following receipt of a request for review unless special circumstances exist which require an extension of such time limit. The Administrator shall notify the Participant before the end of the 60-day period of the need and reasons for such extension and the date by which the Plan expects to render a decision. Its decision will be provided to the Participant in writing and shall set forth its reasons for the decision; the provisions of the Plan on which the decision is based; a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to

Lim, SanSan <SanSan.Lim@stryker.com>the claim; and a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

18.03	Applicability. The foregoing claims procedures apply not only to a Participant but also to a beneficiary or other person who submits a claim for benefits.

IN WITNESS OF WHICH, the Company has adopted the Plan, as amended and restated, this
7th day of November, 2007.

STRYKER CORPORATION

By:	Michael W. Rude, Vice President

AMENDMENT
To the Stryker Corporation Supplemental Savings and Retirement Plan

The Stryker Corporation Supplemental Savings and Retirement Plan (the "Plan") is hereby amended, effective January 1, 2019, as follows:

1.	Section 11.0l(b) of the Plan is deleted in its entirety.

IN WITNESS WHEREOF, the Corporation has executed this instrument as of this 4th day of January, 2019.

STRYKER CORPORATION

By:
_____________________
Katy Fink
Vice President, Chief Human
Resources Officer

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